EXHIBIT 99.1
Press Release
FOR IMMEDIATE RELEASE

PR Contact:	Investor Contact:
Jeannette Hudler	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
jhudler@iphase.com	ir@iphase.com
Interphase Announces Chief Financial Officer
PLANO, Texas — December 21, 2005 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, today announced the promotion of Thomas N. Tipton, Jr. to the position of chief financial officer and vice president of finance. He has served as interim chief financial officer and vice president of finance since August, 2005, leading the finance and accounting, IT and contract management organizations. Tipton joined Interphase in January of 2000 and has served as corporate controller and director of finance since December of that same year.
“Tom has done a terrific job as interim CFO and I’m proud to be in the position to promote Tom and work with an individual of his caliber,” said Greg Kalush, president and CEO of Interphase Corporation. “After an extensive external search, we were pleased to ratify the quality of character, capability and financial leadership already within our organization. Tom has been a significant contributor to the internal operations of our business since coming on board in 2000, and we’re looking forward to an even greater level of contribution in the years ahead.”
Prior to joining Interphase, Tipton held various positions in the Assurance and Business Advisory Practice of Arthur Andersen LLP. In addition to leading audit engagements, Tipton assisted clients with initial public offerings, debt registrations, SEC filings, acquisitions and financial statement preparation. Tipton, a certified public accountant, received his B.S. in Accounting from Messiah College in Grantham, Pennsylvania.

About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of building blocks, subsystems and gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications, and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering AdvancedTCA® (ATCA) and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase 2004 revenues were $35.0 million. Clients include Alcatel, Ericsson, Fujitsu Ltd., Hewlett Packard, Lockheed Martin, Lucent Technologies, Motorola Inc., Nortel Networks Ltd., Raytheon and Samsung. Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase and the Interphase logo are registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.